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                                                         FILING FEE
                                                         .................
                                                         INDEXING FEE
                                                             2.00
                                                         INT. LIC. FEE

                                                         FILED NOV 23 1984

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

(After acceptance of subscription to shares)


TO:      The Recorder of Deeds, D.C.
         Washington, D.C.


         Pursuant to the provisions of Title 29, Chapter 9 of the Code of Laws of the District of Columbia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Marco, Incorporated. \

         SECOND: The following amendment of the Articles of Incorporation was adopted by
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the shareholders of the corporation on October 29, 1981 in the manner prescribed by the Code of Laws of the District of Columbia.

         RESOLVED, that the Certificate of Incorporation of Marco, Incorporated be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall read:

         "FIRST: The name of the corporation is MARCO ENTERTAINMENT, INCORPORATED."

         THIRD: The number of shares of the corporation outstanding at the time of such adoption was one thousand five hundred and eighty-eight (1588) and the number of shares entitled to vote thereon was one thousand five hundred and eighty-eight (1588).

         FOURTH: The description and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                  CLASS                           NUMBER OF SHARES
                  -----                           ----------------
                  Common                                1588

         FIFTH: The number of shares voted for such amendment was one thousand five hundred and eight- eight (1588), and the number of shares voted against such amendment was none.
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         SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was: None.

         SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: No change.

         EIGHTH: The manner in which such amendment effects a change in the amount of stated capital, or paid in surplus, or both, and the amount of stated capital and the amount of paid in surplus as changed by such amendment, are as follow: None.

DATE:  November 18, 1981                           MARCO, INCORPORATED

                                                   By:/s/ Michael A. Rosenberg
                                                      -------------------------
                                                          President



Attest:


/s/ Nancy G. Pond
--------------------------
Secretary